Exhibit 4.1

BARRACUDA NETWORKS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

October 3, 2012

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TABLE OF CONTENTS

(continued)

		Page

5.8	Title and Subtitles	22
5.9	Counterparts	22
5.10	Telecopy Execution and Delivery	22
5.11	Further Assurances	22
5.12	Termination Upon Change of Control	22
5.13	Conflict	22
5.14	Aggregation of Stock	22

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BARRACUDA NETWORKS, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made as of October 3, 2012, by and among Barracuda Networks, Inc., a Delaware corporation (the “Company”), the persons and entities listed on Exhibit A hereto (each, an “Investor” and collectively, the “Investors”) and the holders of Common Stock listed on Exhibit B hereto (each, a “Common Holder” and collectively, the “Common Holders”). Unless otherwise defined herein, capitalized terms used in this Agreement have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS, the Investors are parties to the Recapitalization Agreement of even date herewith, among the Company and the Investors listed on the Schedule of Investors thereto (the “Recapitalization Agreement”), and it is a condition to the consummation of the transactions contemplated by the Recapitalization Agreement that the Investors, the Common Holders and the Company execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Section 1

Definitions

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

(b) “Board” shall mean the board of directors of the Company.

(c) “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(d) “Common Stock” shall mean the Common Stock of the Company.

(e) “Conversion Stock” shall mean shares of Common Stock issued upon conversion of the Shares

(f) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(g) “Francisco Directors” shall mean the individuals serving on the Board who are designated by Francisco Partners I, L.P. and by Francisco Partners III, L.P.

(h) “Holder” shall mean any Person who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement and any holder of any shares of Common Stock issued or issuable upon conversion of any convertible security for which subsequent registration rights are granted in accordance with Section 2.13 below; provided, however, that the Common Holders shall not be deemed to be Holders for the purposes of Section 3 and 4 hereof

(i) “Indemnified Party” shall have the meaning set forth in Section 2.6(c) hereof.

(j) “Indemnifying Party” shall have the meaning set forth in Section 2.6(c) hereof.

(k) “Initial Closing” shall mean the date of the initial sale of shares of the Company’s Series B Preferred Stock pursuant to the Recapitalization Agreement.

(l) “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

(m) “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than twenty percent (20%) of the then outstanding Registrable Securities.

(n) “Investors” shall mean the persons and entities listed on Exhibit A hereto.

(o) “New Securities” shall have the meaning set forth in Section 4.1(a) hereof

(p) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof

(q) “Public Offering” shall have the meaning set forth in the Company’s Third Amended and Restated Certificate of Incorporation, as may be amended from time to time (the “Restated Certificate”).

(r) “Recapitalization Agreement” shall have the meaning set forth in the Recitals hereto.

(s) “Registrable Securities” shall mean: (i) shares of Common Stock issuable or issued pursuant to the conversion of the Shares; (ii) any shares of Common Stock issued or issuable upon conversion or exercise of any convertible security for which subsequent registration rights are granted in accordance with Section 2.13 below; (iii) shares of Common Stock held by the Common Holders; (iv) any shares of Common Stock issued or issuable upon the exercise of any warrants issued pursuant to Section 3.8 (b) hereof; and (v) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i), (ii), (iii), (iv) or (v) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(t) The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(u) “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, accounting fees, escrow fees, fees and disbursements of counsel for the Company and one special counsel for all of the Holders registering securities in any given registration (which special counsel fees shall not exceed $25,000 for any such registration pursuant to Section 2.1 or 2.3), blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, or fees and disbursements of other counsel for the Holders.

(v) “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.8(b) hereof.

(w) “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(x) “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(y) “Rule 415” shall mean Rule 415 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(z) “Sale of the Company” means any transaction or series of transactions pursuant to which any Person or a group of related Persons (other than the Investors and their Affiliates) in the aggregate acquires (i) capital stock of the Company or the surviving entity entitled to vote to elect directors with a majority of the voting power of the Company’s or the surviving entity’s board of directors (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s capital stock) or (ii) all or substantially all of the Company’s assets determined on a consolidated basis; provided that an Initial Public Offering shall not constitute a Sale of the Company.

(aa) “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(bb) “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel for all of the Holders registering securities in any given registration as provided in the definition of “Registration Expenses” above).

(cc) “Sequoia Director” shall mean the individual serving on the Board who is designated by Sequoia Capital Growth Fund III, L.P.

(dd) “Series A Preferred Stock” shall mean the Series A Preferred Stock of the Company.

(ee) “Series B Preferred Stock” shall mean the Series B Preferred Stock of the Company.

(ff) “Shares” shall mean the Company’s Series A Preferred Stock and Series B Preferred Stock.

(gg) “Significant Holder” shall have the meaning set forth in Section 3.1 hereof.

Section 2

Registration Rights

2.1 Requested Registration.

(a) Request for Registration. Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of by such Initiating Holders), the Company will:

(i) promptly give written notice of the proposed registration to all other Holders; and

(ii) as soon as practicable, file and use its best efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

(b) Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i) prior to the earlier of (A) the fifth (5th) anniversary of the date of hereof or (B) one hundred eighty (180) days following the effective date of the Company’s Initial Public Offering;

(ii) if the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $80,000,000;

(iii) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iv) if (A) the registration is initiated by Common Holders holding a sufficient number of Registrable Securities and the Company has effected two (2) such registrations pursuant to this Section 2.1 at the request of the Common Holders, or (B) the registration is initiated by the Investors holding a sufficient number of Registrable Securities and the Company has effect two (2) such registrations pursuant to this Section 2.1, at the request of the Investors; or

(v) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Initial Public Offering; provided that the Company is actively employing in good faith reasonable best efforts to cause such registration statement to become effective, and provided that the Company delivers notice to the Holders of Registrable Securities of its intent to file such registration statement within thirty (30) days of any request for registration by the Initiating Holders.

(c) Deferral. If: (i) in the good faith judgment of the Board, the filing of a registration statement covering the Registrable Securities would be seriously detrimental to the Company and the Board concludes, as a result, that it is essential to defer the filing of such registration statement at such time; and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board, it would be detrimental to the Company or its stockholders for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(v) above) the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than once in any twelve-month period.

(d) Underwriting. The right of any Holder to include all or any portion of its Registrable Securities in a registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in an underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein. If the Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, or if other Holders shall request inclusion in any registration pursuant to Section 2.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this Section 2 (including Section 2.10). The Company shall (together with all Holders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company, which underwriters are reasonably acceptable to a majority-ininterest of the Initiating Holders.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities that may be so included shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. In no event shall Registrable Securities held by Holders be excluded from such registration unless all other stockholders’ securities (including securities for the account of the Company) have been first excluded.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to Section 2.1(d), then the Company shall then offer to all Holders who have retained rights to include securities in the registration the right to include additional Registrable Securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders requesting additional inclusion, as set forth above.

2.2 Company Registration.

(a) If the Company shall determine to register any of its securities either for its own account or the account of an Investor, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, a registration on Form S-3 of securities to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act or a registration on any registration form that does not permit secondary sales, the Company will:

(i) promptly give written notice of the proposed registration to all Holders; and

(ii) use its best efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in the registration and underwriting. In no event shall any Registrable Securities be excluded from such registration and underwriting unless all other stockholders’ securities have been first excluded. In the event that the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such registration and underwriting, then the Registrable Securities that are included in such registration and underwriting shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall the amount of securities of the selling Holders included in the registration and underwriting be reduced below thirty percent (30%) of the total amount of securities included in such registration and underwriting, unless such registration is the Company’s Initial Public Offering, in which case the selling Holders may be excluded entirely if the underwriters make the determination described above and no other stockholders’ securities are included in such registration and underwriting.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c) Right to Terminate Registration. The Board shall have the right to terminate or withdraw any registration initiated by the Company under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3 Registration on Form S-3.

(a) Request for Form S-3 Registration. After its Initial Public Offering, the Company shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and (ii).

(b) Limitations on Form S-3 Registration. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i) in the circumstances described in either Sections 2.1(b)(iii) or 2.1(b)(v);

(ii) if the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $10,000,000; or

(iii) if, in a given twelve-month period, the Company has effected two (2) such registrations in such period.

(c) Deferral. The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

2.4 Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 hereof shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of (i) the Initiating Holders if the holders of Shares are the Initiating Holders, and (ii) the holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities and the holders of [two-thirds] of the Shares agree to forfeit their right to a demand registration pursuant to Section 2.1; and provided, further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1 or 2.3 (with such registration proceeding not being counted as a requested registration pursuant to Section 2.1 or 2.3). If the Holders bear the Registration Expenses for any registration proceeding begun pursuant to Section 2.1 and subsequently withdrawn by the Holders registering shares therein, such registration proceeding shall not be counted as a requested registration pursuant to Section 2.1. All Selling Expenses relating to securities registered on behalf of the selling Holders shall be borne pro rata by the selling Holders based on the number of Registrable Securities so registered.

2.5 Registration Procedures. In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof At its expense, the Company will use its best efforts to:

(a) keep such registration effective for a period ending on the earlier of the date which is ninety (90) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto; provided, however, that such 90-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of common stock or other securities of the Company.

(b) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(c) furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d) use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e) notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f) provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g) cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(h) in connection with any underwritten offering pursuant to a registration statement filed pursuant to this Section 2, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement; and

(i) furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter, dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities (to the extent the then-applicable standards of professional conduct permit said letter to be addressed to the Holders).

2.6 Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors and partners, legal counsel, and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages, and liabilities (or actions, proceedings, or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any registration statement, prospectus, offering circular, or other document (including any related registration statement, notification, or the like) or any amendment or supplement thereto, incident to any such registration, qualification, or compliance; (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification, or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel, and accountants and each person controlling such Holder, each such underwriter, and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing, defending or settling any such claim, loss, damage, liability, or action, as such expenses are incurred, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter and stated to be specifically for use therein; and provided further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel, and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors, and partners, and each person controlling such Holder, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any such registration statement, prospectus, offering circular, or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel, and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is contained in such registration statement, prospectus, offering circular, or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages, or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.6 exceed the gross proceeds from the offering received by such Holder.

(c) Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; provided, further, however, that an Indemnified Party (together with all other Indemnified Parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 2.6(b), shall exceed the gross proceeds from the offering received by such Holder. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 2.6 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

(e) The indemnification and contribution provided for under this Agreement shall be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract and shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

(f) No indemnifying party shall, except with the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.7 Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.8 Restrictions on Transfer.

(a) The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until:

(i) the transferee thereof has executed and delivered to the Company the Adoption Agreement, attached hereto as Exhibit C, agreeing in writing for the benefit of the Company and the other Holders to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, Section 2.6, this Section 2.8 and Section 2.10, and such transferee’s name is added to Exhibit A or Exhibit B as the case may be;

(ii) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; and

(iii) such Holder shall have given prior written notice to the Company of such Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if requested by the Company, such Holder shall have furnished the Company, at such Holder’s expense, with (1) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (2) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company. It is agreed that the Company will not require opinions of counsel or “no action” letters for transactions made pursuant to Rule 144.

Notwithstanding the provisions of subsections (a)(ii) and (a)(iii) above, no such registration statement or opinion of counsel or “no action” letter shall be necessary for a transfer by a Holder to any of its Affiliates or by a Holder that is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, if the prospective transferee agrees in all such instances in writing to be subject to the terms hereof to the same extent as if he or she were an original Holder hereunder.

(b) Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD OF UP TO 180 DAYS IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTOR RIGHTS AGREEMENT, AND (2) VOTING RESTRICTIONS AS SET FORTH IN A VOTING AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.

(c) The first legend referring to federal and state securities laws identified in Section 2.8(b) hereof stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to such Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of such Restricted Securities if: (i) such securities are registered under the Securities Act or (ii) such holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a public sale or transfer of such securities may be made without registration under the Securities Act.

2.9 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its best efforts to:

(a) make and keep public information regarding the Company available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c) so long as a Holder owns any Restricted Securities, make available to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of any other reporting requirements of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.10 Market Stand-Off Agreement. Each Holder hereby agrees that such Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the Company’s Initial Public Offering. The obligations described in this Section 2.10 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(b) hereof with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10.

2.11 Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12 Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder only to: (a) a transferee or assignee of not less than two percent (2%) of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like); (b) an Affiliate of a Holder or a subsidiary, parent, partner, limited partner, retired partner, member or retired member of a Holder; or (c) for individual Holders, such Holder’s family member or trust for the benefit of an individual Holder or Holder’s family member; provided that (i) any such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.8 hereof, and applicable securities laws; (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned; and (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement pursuant to the execution and delivery to the Company of the Adoption Agreement, attached hereto as Exhibit C.

2.13 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding [two-thirds] of the outstanding shares of the Registrable Securities held the holders of Shares, or any shares of Common Stock issued upon conversion thereof, enter into any agreement with any holder or prospective holder of any securities of the Company granting such holder or prospective holder any registration rights.

2.14 Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Section 2.1, 2.2 or 2.3 shall terminate with respect to such Holder on the earlier of (a) such date, on or after the closing of the Company’s Initial Public Offering, on which all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90)-day period; and (b) five (5) years after the closing of the Company’s Public Offering.

Section 3

Covenants of the Company

The Company hereby covenants and agrees, as follows:

3.1 Basic Financial Information.

(a) Basic Financial Information. Upon request, the Company will furnish the following reports to each Investor and Common Holder who owns at least three million (3,000,000) shares of the Company’s Common Stock on an as-converted, fully-diluted basis (a “Significant Holder”):

(i) as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days after the end of each fiscal year of the Company, an audited consolidated balance sheet of the Company and its subsidiaries as at the end of such fiscal year, and audited consolidated statements of income and cash flows of the Company and its subsidiaries, for such year, prepared in accordance with U.S. generally accepted accounting principles consistently applied, certified by independent public accountants of recognized national standing selected by the Company; and

(ii) as soon as practicable, and in any event within forty-five (45) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its subsidiaries as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal yearend audit adjustments, with the exception that no notes need be attached to such statements and yearend audit adjustments may not have been made.

3.2 Operating Plan and Budget. The Company shall prepare an annual operating plan and budget (including projected balance sheets and profit and loss and cash flow statements) for this and each upcoming fiscal year presented in a manner consistent with the information provided pursuant to Section 3.1 hereof, and as soon as practicable upon approval or adoption by the Board, the Company will furnish each Significant Holder with the Company’s budget and operating plan for such fiscal year

3.3 Inspection Rights. The Company will afford to each Significant Holder reasonable access during normal business hours (i) to all of the Company’s properties, books and records. Significant Holders may exercise their rights under this Section 3.2 only for purposes reasonably related to their interests under this Agreement and related agreements (including the ability to make copies and take extracts therefrom), and (ii) to discuss the Company’s affairs, finances and accounts with its officers. The rights granted pursuant to this Section 3.2 may not be assigned or otherwise conveyed by any Significant Holder or by any subsequent transferee of any such rights without the prior written consent of the Company.

3.4 Confidentiality. An ything in this Agreement to the contrary notwithstanding, no Holder by reason of this Agreement shall have access to any trade secrets or classified information of the Company. The Company shall not be required to comply with any information rights or inspection rights of Section 3 in respect of any Holder whom the Board reasonably determines to be a competitor or an officer, employee, director or holder of more than ten percent (10%) of a competitor, nor shall the Company be obligated to disclose any information which the Board determines in good faith is attorney-client privileged and should not, therefore, be disclosed. The Company shall not be obligated to disclose details of contracts with, or work performed for, specific customers and other business partners where to do so would violate confidentiality obligations to those parties. Each Holder agrees that it will not use any information received by it pursuant to this Agreement in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person (other than its employees, agents or partners having a need to know the contents of such information, and its attorneys), except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally.

3.5 Accounts and Records. The Company will keep true records and books of account in which full, true, and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

3.6 Independent Accountants. The Company will retain independent public accountants of recognized national standing (i.e. PricewaterhouseCoopers, KMPG, Deloitte & Touche, Ernst & Young, or their successors, each a “Nationally Recognized Firm”) who shall certify the Company’s financial statements at the end of each fiscal year. In the event the services of the Nationally Recognized Firm so selected, or any Nationally Recognized Firm hereafter employed by the Company, are terminated, the Company will promptly notify the Significant Holders and will request the Nationally Recognized Firm whose services are terminated to deliver to the

Significant Holders a letter from such Nationally Recognized Firm setting forth the reasons for the termination of its services. In its notice to the Significant Holders, the Company shall state whether the change of accountants was recommended or approved by the Board or any committee thereof In the event of such termination, the Company will promptly thereafter engage another Nationally Recognized Firm.

3.7 Transactions with Affiliates. The Company shall not, without the approval of the disinterested members of the Board, engage in any loans, leases, contracts or other transactions with any officer, director, or key employee of the Company, or any member of any such person’s immediate family, including the parents, spouse, children, or other relatives of any such person, on terms less favorable than the Company would obtain in a transaction with an unrelated party, as determined in good faith by the Board, except pursuant to the Restated Certificate or the ROFR Agreement.

3.8 Restrictions on Transfer. Unless otherwise approved by the Board, all purchases of shares of Common Stock of the Company after the date of this Agreement shall be pursuant to a form of agreement which provides: (a) for a right of first refusal in favor of the Company (terminable upon the Company’s Initial Public Offering); (b) that any shares of unvested Common Stock may not be transferred by such holder (except for certain estate planning transactions); (c) that no shares of Common Stock may be transferred by such holder during the one hundred eighty (180) day period following the effective date of the Company’s Initial Public Offering; and (d) for no acceleration of vesting of shares of Common Stock unless both (i) control of the Company is transferred and (ii) any repurchase option that relates to the shares of Common Stock is not assumed by the acquiror in such change of control.

3.9 Publicity. The Company or any Investor shall not use any the other party’s name in any manner, context or format (including reference on or links to websites, press releases, etc.) without the prior approval of such party.

3.10 Compensation Committee; Executive Compensation. The Company shall maintain a Compensation Committee (the “Committee”) of the Board of Directors, which shall be composed of any independent directors serving on the Board of Directors, the Sequoia Director, the Francisco Directors and such other directors designated by the Sequoia Director and the Francisco Directors. The Committee shall be responsible for determining all compensation, including stock options and other stock based awards, for all executives, officers and employees of the Company, excluding newly hired executives, officers and employees. The existence, composition, and responsibilities of the Committee may not be changed without the consent of the then current members of the Committee.

3.11 Termination of Covenants. Unless otherwise set forth herein, the covenants set forth in this Section 3 shall terminate and be of no further force and effect after the closing of the Company’s Public Offering.

Section 4

Right of First Refusal

4.1 Right of First Refusal to Significant Holders. The Company hereby grants to each Significant Holder the right of first refusal to purchase its pro rata share of New Securities (as defined in Section 4.1(a)) which the Company may, from time to time, propose to sell and issue after the date of this Agreement if (A) such New Securities are being offered to the Investors or any of their Affiliates or (B) such New Securities are being sold to one or more third parties not including the Investors or any of their Affiliates for cash at a pre-money equity valuation that values the common stock (on a fully-diluted basis) at less than $5.61178 (as adjusted for any stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event). A Significant Holder’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of: (x) the number of shares of Common Stock owned by such Significant Holder immediately prior to the issuance of New Securities (assuming full conversion of the Shares and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly, into Common Stock held by said Significant Holder) to (y) the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities (assuming full conversion of the Shares and exercise of all outstanding convertible securities, rights, options and warrants, directly or indirectly). Each Significant Holder shall have a right of over-allotment such that if any Significant Holder fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Significant Holders who exercise their purchase rights hereunder may purchase the non-purchasing Significant Holder(s)’ portion on a pro rata basis (the “Over-Allotment Option”).

(a) “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that, the term “New Securities” does not include:

(i) the Shares and the Conversion Stock;

(ii) securities issued or issuable to officers, directors, employees of, or consultants to, the Company pursuant to stock grants, option plans, purchase plans, agreements or other employee stock incentive programs or arrangements approved by the Board, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement;

(iii) securities issued upon the conversion or exercise of any outstanding convertible or exercisable securities as of this date of this Agreement;

(iv) securities issued or issuable as a dividend or distribution on Preferred Stock of the Company or pursuant to any event for which adjustment is made pursuant to paragraphs 4(e), 4(f) or 4(g) of the Certificate of Incorporation of the Company;

(v) securities issued pursuant to a registered public offering under the Securities Act;

(vi) securities issued or issuable pursuant to the bona fide acquisition of another corporation by the Company by merger, purchase of substantially all of the assets or other reorganization whereby the Company will own not less than a majority of the voting power of the surviving or successor corporation, which acquisition is approved by the Board;

(vii) (vii) securities issued or issuable to banks, equipment lessors, other financial institutions, landlords or other providers of goods or services to the Company pursuant to a debt financing, equipment lease, bank credit arrangement or commercial leasing transaction entered into for primarily non-equity financing purposes, or for a lease or other commercial arrangement, each as approved by the Board;

(viii) securities issued to entities in connection with joint ventures, development projects or other strategic transactions, if such issuance is approved by the Board;

(ix) securities of the Company which are otherwise excluded by the affirmative unanimous vote of the Board and are not offered to any existing stockholder of the Company;

(x) securities issued in connection with Section 3.8 hereto, and securities issued upon the exercise thereof; and

(xi) any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to subsections (i) through (xi) above.

(b) In the event the Company proposes to undertake an issuance of New Securities, it shall give each Significant Holder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Significant Holder shall have twenty (20) days after any such notice is mailed or delivered to agree to purchase such Significant Holder’s pro rata share of such New Securities and to indicate whether such Significant Holder desires to exercise its Over-Allotment Option for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

(c) In the event the Significant Holders fail to exercise fully the right of first refusal and Over-Allotment Option, if any, within said twenty (20) day period (the “Election Period”), the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Significant Holders’ right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Significant Holders delivered pursuant to Section 4.1(b). In the event the Company has not sold or entered into an agreement within such ninety (90) day period following the Election Period, or sold within such thirty (30)-day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Significant Holders in the manner provided in this Section 4.1.

4.2 Termination of Right of First Refusal. The right of first refusal granted under this Agreement shall expire upon, and shall not be applicable to, the Company’s Public Offering.

Section 5

Miscellaneous

5.1 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by (i) the Company, and (ii) the Holders of at least a majority of the outstanding shares of the Registrable Securities (excluding any of such shares that have been sold to the public or pursuant to Rule 144), provided that (i) no such amendment shall impose or increase any liability or obligation on a Holder without the consent of such Holder, and (ii) no such amendment has a disproportionately adverse effect on any Holder in relation to the other Holder without the consent of such Holder. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder.1

5.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a) if to an Investor, at the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof, with a copy to Kirkland & Ellis LLP, 950 Page Mill Road, Palo Alto, CA 94304, Attn: Adam Phillips;

(b) if to any Holder, at such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address of the last holder of such shares for which the Company has contact information in its records; or

(c) if to the Company, one copy should be sent to 3175 Winchester Boulevard Campbell, CA 95008, fax: (408) 342-1061, Attn: President, or at such other address as the Company shall have furnished to the Investors, with a copy to Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304, Attn: Steve Bochner.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery.

[1]	NTD: Deletion of last sentence in this section of the original IRA to be discussed.

5.3 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to principles of conflicts of law.

5.4 Successors and Assigns. Except as otherwise provided herein, and subject to the operation of Section 5.14, this Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Holder without the prior written consent of the Company. Any other attempt by a Holder without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

Notwithstanding the foregoing, the parties hereto acknowledge and agree that each of the Investors may transfer the number of Shares it holds, and assign its rights, duties and obligations hereunder, to an Affiliated fund, and by virtue of this clause the parties hereto shall be deemed to have consented to such transfer and assignment.

5.5 Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

5.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

5.7 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

5.8 Title and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

5.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

5.10 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof

5.11 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

5.12 Termination Upon Change of Control. Notwithstanding anything to the contrary herein, the rights of the Company and the Investors under Sections 3 and 4 of this Agreement (excluding any then-existing obligations) shall terminate upon a Sale of the Company.

5.13 Conflict. In the event of any conflict between the terms of this Agreement and the Restated Certificate or its Bylaws, the terms of the Restated Certificate or its Bylaws, as the case may be, will control.

5.14 Aggregation of Stock. All shares of Common Stock and Preferred Stock held or acquired by Affiliated entities or persons or entities under common investment management or control shall be aggregated together for the purpose of determining the availability of any rights or obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement effective as of the day and year first above written.

BARRACUDA NETWORKS, INC.
a Delaware corporation

By:	/s/ David Faugno
Name:	David Faugno
Title:	CFO

[Signature Page to Investors’ Rights Agreement]

INVESTORS:

SEQUOIA CAPITAL FRANCHISE FUND
SEQUOIA CAPITAL FRANCHISE PARTNERS

By:	SCFF Management, LLC
a Delaware Limited Liability Company
General Partner of Each

By:	/s/ Jim Goetz
Its:	Managing Member

SEQUOIA CAPITAL GROWTH FUND III
SEQUOIA CAPITAL GROWTH PARTNERS III
SEQUOIA CAPITAL GROWTH III
PRINCIPALS FUND

By:	SCFF III Management, LLC
a Delaware Limited Liability Company
General Partner of Each

By:	/s/ Jim Goetz
Its:	Managing Member

[Signature Page to Investors’ Rights Agreement]

INVESTORS:

FRANCISCO PARTNERS, L.P.

By:	Francisco Partners GP, LLC
Its:	General Partner

By:	/s/ David Golob
Its:

FRANCISCO PARTNERS FUND A, L.P.

By:	Francisco Partners GP, LLC
Its:	General Partner

By:	/s/ David Golob
Its:

FRANCISCO PARTNERS III, L.P.

By:	Francisco Partners GP III, L.P.
Its:	General Partner

By:	Francisco Partners GP III Management, LLC
Its:	General Partner

By:	/s/ David Golob
Its:

FRANCISCO PARTNERS PARALLEL FUND III, L.P.

By:	Francisco Partners GP III, L.P.
Its:	General Partner

By:	Francisco Partners GP III Management, LLC
Its:	General Partner

By:	/s/ David Golob
Its:

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement effective as of the day and year first above written.

COMMON HOLDER

/s/ Dean Drako

Name:	Dean M. Drako

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement effective as of the day and year first above written.

COMMON HOLDER

Name:	Dean M. Drako Living Trust

By:	/s/ Dean Drako

Its:

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement effective as of the day and year first above written.

COMMON HOLDER

/s/ Michael Perone

Name:	Michael Perone

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement effective as of the day and year first above written.

COMMON HOLDER

Name:	The Michael Perone 2010 Four Year Grantor Retained Annuity Trust

By:	/s/ Michael Perone

Its:	CMO

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement effective as of the day and year first above written.

COMMON HOLDER

Name:	The Michael Perone 2010 Three Year Grantor Retained Annuity Trust

By:	/s/ Michael Perone

Its:	CMO

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement effective as of the day and year first above written.

COMMON HOLDER

By:	/s/ Zachary Levow

Name:	Zachary Levow

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement effective as of the day and year first above written.

COMMON HOLDER

By:	/s/ Zachary Levow

Name:	The Zachary Levow 2010 Grantor Retained Annuity Trust

By:	/s/ Zachary Levow

Its:

[Signature Page to Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Investors’ Rights Agreement effective as of the day and year first above written.

COMMON HOLDER

By:	/s/ Holly Levow

Name:	The Holly Levow 2010 Grantor Retained Annuity Trust

By:	Holly Levow

Its:

[Signature Page to Investors’ Rights Agreement]

EXHIBIT A

INVESTORS

Sequoia Capital Growth Fund III

Sequoia Capital Franchise Fund

Sequoia Capital Franchise Partners

Sequoia Capital Growth III Principals Fund

Sequoia Capital Growth Partners III

Francisco Partners, L.P.

Francisco Partners Fund A, L.P.

Francisco Partners III, L. P.

Francisco Partners Parallel Fund III, L.P.

EXHIBIT B

COMMON HOLDERS

Dean M. Drako

Dean M. Drako Living Trust

Michael Perone

The Michael Perone 2010 Four Year Grantor Retained Annuity Trust

The Michael Perone 2010 Three Year Grantor Retained Annuity Trust

Zachary Levow

The Zach Levow 2010 Grantor Retained Annuity Trust

The Holly Levow 2010 Grantor Retained Annuity Trust

EXHIBIT C

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Amended and Restated Investors Rights Agreement dated as of             , 2012 (the “Agreement”) by and among Barracuda Networks, Inc. (the “Company”), the Investors (as defined therein) and the Common Holders (as defined therein). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:

Acknowledgment. Transferee acknowledges that Transferee is acquiring shares of the [Series A Preferred Stock/Series B Preferred Stock/Common Stock] of the Company (the “Stock”), subject to the terms and conditions of the Agreement.

Agreement. Transferee: (i) agrees that the Stock acquired by Transferee shall be bound by and subject to the terms of the Agreement as a [Series A Investor/Series B Investor/Common Holder]; and (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a Party thereto.

Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beneath Transferee’s signature below.

EXECUTED AND DATED this      day of         ,         .

TRANSFEREE:

By:
Name and Title

Address:

Fax:

Accepted and Agreed:

COMPANY:

BARRACUDA NETWORKS, INC.

By:

Name:

Title: